Exhibit 99.1

FOR IMMEDIATE RELEASE

News Release

Linda McNeill
Investor Relations
(713) 267-7622

BRISTOW GROUP REPORTS FINANCIAL PERFORMANCE FOR

ITS FISCAL YEAR 2012 FIRST QUARTER ENDED JUNE 30, 2011

•	FIRST QUARTER ADJUSTED EPS OF $0.54, WHICH EXCLUDES ASSET DISPOSITION EFFECTS

•	FIRST QUARTER GAAP EPS OF $0.57

•	COMPANY REAFFIRMS FULL FISCAL YEAR 2012 EPS GUIDANCE OF $3.55 - $3.90, EXCLUDING ASSET DISPOSITION AND SPECIAL ITEM EFFECTS

•	BRAZILIAN AFFILIATE, LIDER, OFFICIALLY QUALIFIED BY PETROBRAS AS BEST BID ON 14 MEDIUM AIRCRAFT WITH SEVEN AIRCRAFT STARTING WORK IN SEPTEMBER 2011

HOUSTON, August 8, 2011 – Bristow Group Inc. (NYSE: BRS) today reported adjusted net income, excluding asset disposition effects, for the first quarter ended June 30, 2011 of $20.0 million, or $0.54 per diluted share, compared to $19.6 million, or $0.54 per diluted share, in the same period a year ago. GAAP net income for the first quarter was $21.0 million, or $0.57 per diluted share, compared to GAAP net income of $20.8 million, or $0.57 per diluted share in the same period a year ago.

Operating revenue for the first quarter increased 5% to $286.8 million from $272.0 million in the first quarter of fiscal year 2011. Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), which excludes asset disposition effects, was $58.1 million for each of the quarters ended June 30, 2011 and 2010. Net cash provided by operating activities increased to $52.9 million in the June 2011 quarter from $25.7 million in the June 2010 quarter.

The quarter’s financial performance was negatively affected by several factors, including:

•	Front-loaded compensation costs of $7.0 million, primarily at the corporate level and in our Europe Business Unit, related to:

•	Performance cash compensation accruals of $3.7 million resulting from positive stock price performance and an additional award in June 2011.

•	Stock-based compensation accruals of $2.2 million related to annual awards to our President and Chief Executive Officer as a result of meeting service criteria for retirement.

•

A salary increase for engineers in Norway related to prior periods as a new agreement that included a retroactive pay increase was finalized in the June 2011 quarter and salary costs incurred to support operations after an aircraft was damaged in a hard landing in the Northern North Sea; collectively these items resulted in $1.1 million in non-recurring charges.

•

An increase in professional fees of $2.8 million primarily related to company initiatives to grow our business and reduce our cost of capital, such as Bristow Client Promise and Bristow Value Added (BVA).

•	An increase in training costs in Australia of $1.1 million related to the recent introduction of a new type of aircraft.

These three main factors, in aggregate, reduced earnings per diluted share by approximately $0.22 and masked significant growth in the Other International Business Unit in the first quarter. Increased compensation cost represented 88% of the $13.5 million increase in direct cost and 54% of the $8.7 million increase in general and administrative expense over the prior year’s June quarter.

“Despite first quarter results that were affected by front-loaded compensation costs, we remain on track to meet the annual earnings per share guidance of $3.55 - $3.90 we provided on our last quarterly conference call as we do not anticipate the majority of these costs incurred this quarter to recur in the remainder of fiscal year 2012,” said William E. Chiles, President and Chief Executive Officer of Bristow Group. “We had operational successes in the first quarter that grew our revenue, including new contracts and improved flight activity in our Europe, Australia and Other International Business Units.”

“As previously disclosed, we continue to expect revenue and earnings per share for the current fiscal year to be stronger than fiscal year 2011 as we contract our newer technology aircraft for our clients and take advantage of the growth opportunities in the Other International Business Unit as well as the gradual improvement in activity for the rest of the world.” Chiles added, “We expect improvement in our financial results for the next three quarters of this fiscal year and, similar to last year, anticipate a stronger second half compared to the first half of fiscal year 2012.”

FIRST QUARTER FY2012 RESULTS

•	Operating revenue increased 5% to $286.8 million compared to $272.0 million in the same period a year ago.

•

Adjusted operating income decreased 8% to $35.0 million compared to $38.0 million in the same period a year ago. Adjusted operating margin decreased to 12.7% from 14.6% in the first quarter of the previous fiscal year. The calculation of operating margin has been changed to exclude reimbursable revenue.

•	Adjusted EBITDA, which excludes asset dispositions effects, was $58.1 million for each of the quarters ended June 30, 2011 and 2010.

•	Adjusted net income increased 2% to $20.0 million, or $0.54 per diluted share, compared to $19.6 million, or $0.54 per diluted share, in the June 2010 quarter.

Our Europe Business Unit saw an increase in flying activity over the prior year quarter as a result of new contracts with existing clients, which resulted in increased operating income. Operating margin remained mostly flat despite the increase in operating revenue and operating income as a result of the additional compensation cost incurred in the current quarter, which was partially offset by an increase in earnings from unconsolidated affiliates.

Operating income and operating margin in our West Africa Business Unit continued to be negatively affected by the loss of a major contract that was not fully offset by increased activity on two new contracts. Additionally, operating results were affected by an increase in direct cost due to salaries and benefits, depreciation, housing and security expense.

Our North America Business Unit continues to face a challenging market due to the impact of the severe reduction in the issuance of drilling and completion permits following the Deepwater Horizon event in 2010. We are continuing to reduce our cost structure in order to align the business with the current level of demand. However, based on current discussions with our major clients, especially concerning activity for large aircraft, we anticipate an increasing level of activity in the Gulf during the second half of fiscal year 2012.

Our Australia Business Unit saw an increase in revenue over the prior year resulting from new contracts and a favorable impact of changes in foreign currency exchange rates. However, operating income and operating margin declined primarily due to an increase in training costs with the introduction of a new aircraft type into this market and an increase in depreciation and amortization expense. We do not expect some of the costs incurred in the first quarter to recur at the same levels in future periods, which when coupled with a continued high level of activity in this market is expected to result in improved operating margin in the second half of fiscal year 2012.

As anticipated, our Other International Business Unit is emerging as the growth engine for Bristow. In the first quarter, higher operating revenue was delivered by our entry into Suriname, increased activity in Brazil and Russia and new contracts in Ghana and Trinidad. Operating margin was significantly higher primarily due to the strong performance of our unconsolidated affiliate in Brazil, which generated $2.7 million of equity earnings for the three months ended June 30, 2011.

GUIDANCE

Bristow is reaffirming today the diluted earnings per share guidance provided in May 2011 for the full fiscal year 2012 of $3.55 to $3.90.

“Our 2012 guidance reaffirmation demonstrates confidence in the financial improvement Bristow has historically shown through the year, especially in the second half. Our success will depend on our continued ability to grow and implement a new financial management tool called Bristow Value Added (BVA),” said Jonathan E. Baliff, Senior Vice President and Chief Financial Officer of Bristow Group. “A key objective is to increase our cash return on capital over our cost of capital while continuing top-line growth through fleet additions and our Client Promise effort to get paid for Target Zero performance. The cash returns generated by these successes will differentiate Bristow as a unique investment in the oilfield service sector.”

As a reminder, our GAAP earnings per share guidance does not include unrealized gains and losses on disposals of assets as well as special items because their timing and amounts are more variable and less predictable. This guidance is based on current foreign currency exchange rates. In providing this guidance, the Company has not included the impact of any changes in accounting standards and any impact from significant acquisitions or divestitures. Changes in events or other circumstances that the Company cannot currently anticipate or predict could result in earnings per share for fiscal year 2012 that are significantly above or below this guidance. Factors that could cause such changes are described below under Forward-Looking Statements Disclosure.

CONFERENCE CALL

Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Tuesday, August 9, to review financial results for the fiscal year 2012 first quarter ended June 30, 2011. This release and the most recent investor slide presentation are available in the investor relations area of our web page at www.bristowgroup.com. The conference call can be accessed as follows:

Via Webcast:

•	Visit Bristow Group’s investor relations Web page at www.bristowgroup.com

•	Live: Click on the link for “Bristow Group Fiscal 2012 First Quarter Earnings Conference Call”

•	Replay: A replay via webcast will be available approximately one hour after the call’s completion and will be accessible for approximately 90 days

Via Telephone within the U.S.:

•	Live: Dial toll free 1-877-941-8609

•	Replay: A telephone replay will be available through August 23, 2011 and may be accessed by calling toll free 1-800-406-7325, passcode: 4453695#

Via Telephone outside the U.S.:

•	Live: Dial 480-629-9818

•	Replay: A telephone replay will be available through August 23, 2011 and may be accessed by calling 303-590-3030, passcode: 4453695#

ABOUT BRISTOW GROUP INC.

Bristow Group Inc. is the leading provider of helicopter services to the worldwide offshore energy industry based on the number of aircraft operated and one of two helicopter service providers to the offshore energy industry with global operations. The Company has major transportation operations in the North Sea, Nigeria and the U.S. Gulf of Mexico, and in most of the other major offshore oil and gas producing regions of the world, including Alaska, Australia, Brazil, Mexico, Russia and Trinidad. For more information, visit the Company’s website at www.bristowgroup.com.

FORWARD-LOOKING STATEMENTS DISCLOSURE

Statements contained in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. These forward-looking statements include statements regarding earnings guidance, capital allocation strategy, the impact of activity levels, business performance, and other market and industry conditions. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2011 and the annual report on Form 10-K for the fiscal year ended March 31, 2011. Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.

(financial tables follow)

BRISTOW GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,
	2011	2010
Gross revenue:
Operating revenue from non-affiliates	$277,029	$254,594
Operating revenue from affiliates	9,732	17,415
Reimbursable revenue from non-affiliates	34,301	20,063
Reimbursable revenue from affiliates	43	166

	321,105	292,238

Operating expense:
Direct cost	196,622	183,164
Reimbursable expense	33,134	20,178
Depreciation and amortization	22,708	19,331
General and administrative	39,645	30,902

	292,109	253,575

Gain on disposal of assets	1,416	1,718
Earnings from unconsolidated affiliates, net of losses	5,993	(702)

Operating income	36,405	39,679

Interest income	171	292
Interest expense	(8,955)	(11,038)
Other income (expense), net	204	515

Income before provision for income taxes	27,825	29,448
Provision for income taxes	(6,606)	(8,540)

Net income	21,219	20,908
Net income attributable to noncontrolling interests	(174)	(100)

Net income attributable to Bristow Group	$21,045	$20,808

Earnings per common share:
Basic	$0.58	$0.58

Diluted	$0.57	$0.57

Cash dividends declared per common share	$0.15	$—

Weighted average number of common shares outstanding:
Basic	36,352	35,969
Diluted	37,066	36,281

Adjusted EBITDA	$58,072	$58,099

BRISTOW GROUP INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30,	March 31,
	2011	2011
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$117,070	$116,361
Accounts receivable from non-affiliates	247,703	247,135
Accounts receivable from affiliates	10,643	15,384
Inventories	198,111	196,207
Assets held for sale	34,441	31,556
Prepaid expenses and other current assets	15,592	22,118

Total current assets	623,560	628,761
Investment in unconsolidated affiliates	209,554	208,634
Property and equipment – at cost:
Land and buildings	82,883	98,054
Aircraft and equipment	2,182,210	2,116,259

	2,265,093	2,214,313
Less – Accumulated depreciation and amortization	(463,133)	(446,431)

	1,801,960	1,767,882
Goodwill	29,738	32,047
Other assets	35,746	38,030

	$2,700,558	$2,675,354

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable	$51,479	$56,972
Accrued wages, benefits and related taxes	32,530	34,537
Income taxes payable	15,716	15,557
Other accrued taxes	4,444	4,049
Deferred revenues	9,449	9,613
Accrued maintenance and repairs	11,132	16,269
Accrued interest	7,951	2,279
Other accrued liabilities	18,140	19,613
Deferred taxes	9,822	12,176
Short-term borrowings and current maturities of long-term debt	10,911	8,979

Total current liabilities	171,574	180,044
Long-term debt, less current maturities	721,466	698,482
Accrued pension liabilities	98,081	99,645
Other liabilities and deferred credits	15,359	30,109
Deferred taxes	155,417	148,299

Commitments and contingencies

Stockholders’ investment:
Common stock	366	363
Additional paid-in capital	693,504	689,795
Retained earnings	967,295	951,660
Accumulated other comprehensive loss	(129,829)	(130,117)

	1,531,336	1,511,701
Noncontrolling interests	7,325	7,074

	1,538,661	1,518,775

	$2,700,558	$2,675,354

BRISTOW GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended June 30,
	2011	2010
Cash flows from operating activities:
Net income	$21,219	$20,908
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,708	19,331
Deferred income taxes	2,949	5,740
Discount amortization on long-term debt	822	776
Gain on disposal of assets	(1,416)	(1,718)
Gain on sale of joint ventures	—	(578)
Stock-based compensation	5,196	3,730
Equity in earnings from unconsolidated affiliates (in excess of) less than dividends received	(1,393)	702
Tax benefit related to stock-based compensation	(101)	(163)
Increase (decrease) in cash resulting from changes in:
Accounts receivable	10,640	(20,451)
Inventories	(5,420)	(944)
Prepaid expenses and other assets	3,701	162
Accounts payable	(5,527)	(1,466)
Accrued liabilities	459	2,563
Other liabilities and deferred credits	(948)	(2,942)

Net cash provided by operating activities	52,889	25,650

Cash flows from investing activities:
Capital expenditures	(72,235)	(29,508)
Deposits on assets held for sale	—	1,000
Proceeds from sale of joint ventures	—	1,291
Proceeds from asset dispositions	833	4,022

Net cash used in investing activities	(71,402)	(23,195)

Cash flows from financing activities:
Proceeds from borrowings	55,000	1,963
Repayment of debt and debt redemption premiums	(31,274)	(6,767)
Distributions to noncontrolling interest owners	—	(637)
Partial prepayment of put/call obligation	(15)	(14)
Common stock dividends paid	(5,410)	—
Issuance of common stock	1,183	111
Tax benefit related to stock-based compensation	101	163

Net cash provided by (used in) financing activities	19,585	(5,181)
Effect of exchange rate changes on cash and cash equivalents	(363)	(1,209)

Net increase (decrease) in cash and cash equivalents	709	(3,935)
Cash and cash equivalents at beginning of period	116,361	77,793

Cash and cash equivalents at end of period	$117,070	$73,858

BRISTOW GROUP INC. AND SUBSIDIARIES

SELECTED OPERATING DATA

(In thousands, except flight hours and percentages)

(Unaudited)

	Three Months Ended June 30,
	2011	2010
Flight hours (excludes Bristow Academy and unconsolidated affiliates):
Europe	14,182	12,967
West Africa	9,629	9,760
North America	20,434	21,404
Australia	3,382	3,240
Other International	6,429	11,478

Consolidated total	54,056	58,849

Operating revenue:
Europe	$108,288	$85,630
West Africa	52,251	57,650
North America	43,913	52,082
Australia	40,920	33,755
Other International	34,549	32,622
Corporate and other	6,847	10,582
Intrasegment eliminations	(7)	(312)

Consolidated total	$286,761	$272,009

Operating income (loss):
Europe	$23,249	$18,299
West Africa	11,231	15,636
North America	1,584	5,308
Australia	4,524	7,952
Other International	11,910	2,265
Corporate and other	(17,509)	(11,499)
Gain on disposal of assets	1,416	1,718

Consolidated total	$36,405	$39,679

Operating margin:
Europe	21.5%	21.4%
West Africa	21.5%	27.1%
North America	3.6%	10.2%
Australia	11.1%	23.6%
Other International	34.5%	6.9%
Consolidated total	12.7%	14.6%

In addition to segment information for the three months ended June 30, 2011 and 2010, we have presented in the tables below the revised operating margin for the three months ended September 30 and December 31, 2010 and March 31, 2011 based on the revised operating margin calculation of operating income divided by operating revenue.

	Three Months Ended
	September 30, 2010	December 31, 2010	March 31, 2011
	(Unaudited)
Operating margin:
Europe	22.1%	25.4%	23.6%
West Africa	30.5%	30.4%	26.1%
North America	16.4%	4.2%	(4.0)%
Australia	17.8%	18.8%	19.1%
Other International	30.9%	28.2%	47.1%
Consolidated total	18.7%	16.5%	18.2%

BRISTOW GROUP INC. AND SUBSIDIARIES

AIRCRAFT COUNT

AS OF JUNE 30, 2011

	Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total (1)	Unconsolidated Affiliates (2)	Total
Europe	—	17	39	—	—	56	64	120
West Africa	12	27	7	—	3	49	—	49
North America	70	25	—	—	—	95	—	95
Australia	2	14	16	—	—	32	—	32
Other International	5	44	17	—	—	66	135	201
Corporate and other	—	—	—	74	—	74	—	74

Total	89	127	79	74	3	372	199	571

Aircraft not currently in fleet: (3)
On order(4) (5)	—	—	11	—	—	11
Under option	—	15	24	—	—	39

(1)	Includes 17 aircraft held for sale.
(2)	The 199 aircraft operated or managed by our unconsolidated affiliates are in addition to those aircraft leased from us.
(3)	This table does not reflect aircraft which our unconsolidated affiliates may have on order or under option.
(4)	Signed client contracts are currently in place for 5 of these aircraft.
(5)	Includes 4 aircraft with delivery dates in fiscal year 2013 that are cancellable until August 31, 2011 with penalties of $0.8 million each.

BRISTOW GROUP INC. AND SUBSIDIARIES

GAAP RECONCILIATIONS

These financial measures have not been prepared in accordance with generally accepted accounting principles (“GAAP”) and have not been audited or reviewed by our independent auditor. These financial measures are therefore considered non-GAAP financial measures. Adjusted EBITDA is calculated by taking our income before provision for income taxes and adjusting for interest expense, depreciation and amortization, gain on disposal of assets and special items, if any. Adjusted operating income, adjusted net income and adjusted diluted earnings per share are each adjusted for gain on disposal of assets and special items, if any, during the reported periods. Management believes these non-GAAP financial measures provide meaningful supplemental information regarding our results because they exclude amounts that management does not consider part of our normal and recurring operations when assessing and measuring the operational and financial performance of the organization. A description of the adjustments to and reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures is as follows:

	Three Months Ended
	June 30, 2011	June 30, 2010	September 30, 2010	December 31, 2010	March 31, 2011
	(In thousands, except per share amounts)
	(Unaudited)
Adjusted EBITDA	$58,072	$58,099	$72,687	$64,435	$73,309
Gain on disposal of assets	1,416	1,718	1,897	(33)	6,596
Special items	—	—	—	1,200	(2,445)
Interest expense	(8,955)	(11,038)	(11,452)	(13,773)	(9,924)
Depreciation and amortization	(22,708)	(19,331)	(20,968)	(21,338)	(29,240)

Income before provision for income taxes	$27,825	$29,448	$42,164	$30,491	$38,296

Adjusted operating income	$34,989	$37,961	$51,662	$43,172	$50,057
Gain on disposal of assets	1,416	1,718	1,897	(33)	6,596
Special items	—	—	—	3,500	(6,806)

Operating income	$36,405	$39,679	$53,559	$46,639	$49,847

Adjusted net income	$19,965	$19,588	$37,132	$26,285	$31,623
Gain on disposal of assets	1,080	1,220	1,748	(27)	5,378
Special items	—	—	—	15,501	(6,133)

Net income	$21,045	$20,808	$38,880	$41,759	$30,868

Adjusted diluted earnings per share	$0.54	$0.54	$1.01	$0.71	$0.86
Gain on disposal of assets	0.03	0.03	0.05	—	0.15
Special items	—	—	—	0.42	(0.17)

Diluted earnings per share	$0.57	$0.57	$1.06	$1.13	$0.84

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